                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE TO

          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                 EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.
                       (Name of Subject Company (Issuer))

                     EA ENGINEERING ACQUISITION CORPORATION
                          EA ENGINEERING HOLDINGS, LLC
                          THE LOUIS BERGER GROUP, INC.
                                 ECOLAIR, LLLP
                             LOREN D. JENSEN, Ph.D.
                            (Name of Filing Person)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  000267911105
                     (CUSIP Number of Class of Securities)

              LOREN D. JENSEN                           DERISH M. WOLFF
   EA ENGINEERING ACQUISITION CORPORATION         THE LOUIS BERGER GROUP, INC.
            11019 MCCORMICK ROAD                       100 HALSTED STREET
                 SUITE 250                       EAST ORANGE, NEW JERSEY 07018
           HUNT VALLEY, MD 21031                         (973) 678-1960
               (410) 527-3501

  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                With a Copy to:

                              WALTER G. LOHR, JR.
                             HOGAN & HARTSON L.L.P.
                            111 SOUTH CALVERT STREET
                                   SUITE 1600
                              BALTIMORE, MD 21202
                                 (410) 659-2700

                           CALCULATION OF FILING FEE

   TRANSACTION VALUATION                               AMOUNT OF FILING FEE
   ---------------------                               --------------------
       Not Applicable                                      Not Applicable

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:   N/A                    Filing Party: N/A
                          ---                                  ---
Form or Registration No.: N/A                    Date Filed:   N/A
                          ---                                  ---

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third party tender offer subject to Rule 14d-1.   [X] going-private transaction subject to Rule 13e-3.
[ ] issuer tender offer subject to Rule 13e-4.        [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

EXHIBIT INDEX

EXHIBIT 99.1  Press Release dated July 24, 2001